The registrant requests that the registration statement become effective immediately upon filing pursuant to Securities Act Rule 462.
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT 0F 1933
BAUSCH & LOMB INCORPORATED (Exact name of registrant as specified in its charter)
NEW YORK (State or other jurisdiction of incorporation or organization)	16-0345235 (I.R.S. Employer Identification No.)

ONE BAUSCH & LOMB PLACE, ROCHESTER, NEW YORK 14604-2701 (Address of principal executive offices and zip code)

BAUSCH & LOMB INCORPORATED 2001 Stock Incentive Plan for Non-Officers (Full title of plan) ______________
Robert B. Stiles Senior Vice President and General Counsel Bausch & Lomb Incorporated ONE BAUSCH & LOMB PLACE ROCHESTER, NEW YORK 14604-2701 (Name and address of agent for service)
Telephone number, including area code, of agent for service: (585) 338.6409

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount To be Registered	Proposed Maximum Offering Price per Share*	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class B Stock, $.08 par value	3,000,000 shares	$35.24	$105,720,000	$25,267.08
Common Stock, $.40 par Value	3,000,000 shares	**	**	None

_____________________

*        Inserted solely for purposes of calculating the registration fee pursuant to Rule 457(h), and based upon the average of the high and low prices for the registrant's common stock on the New York Stock Exchange on December 18, 2001.

**     The shares of Common Stock are shares which may be exchanged by the registrant for shares of Class B Stock registered hereunder and the registrant will receive no additional consideration for the issuance of such shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

        *

Item 2.    Registrant Information and Employee Plan Annual Information

        *

_____________________________

*       All documents furnished to participants in the Bausch & Lomb Incorporated 2001 Stock Incentive Plan for Non-Officers ("Plan") pursuant to Rule 428 and containing the information required by Part I of Form S-8 under the Securities Act of 1933 are on file at the Registrant's principal executive offices.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Securities and Exchange Commission, are incorporated in this Registration Statement by reference:

1.   The Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2000, and

2.   All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934 since December 30, 2000.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

The Company's Certificate of Incorporation authorizes the issuance of 200,000,000 shares of Common Stock, par value $.40 per share, 15,000,000 shares of Class B Stock, par value $.08 per share, 10,000 shares of 4% Cumulative Preferred Stock, par value $100 per share, and 25,000,000 shares of Class A Preferred Stock, par value $1 per share.

The shares of Common Stock and of Class B Stock are equal in all respects except that the par value of the Common Stock is $.40 per share and the par value of the Class B Stock is $.08 per share, and except as otherwise specified in this paragraph. Shares of Class B Stock are issuable only under the Bausch & Lomb Incorporated 2001 Stock Incentive Plan for Non-Officers, the Company's 1990 Stock Incentive Plan and the Company's 1975, 1982 and 1987 stock option plans. All such shares are subject to restrictions on transferability, as described herein. They must be exchanged by the Company for an equal number of shares of Common Stock when offered to the Company for sale, unless the Company elects to purchase them; and any such shares pledged to the Company or held as Restricted Stock may be exchanged by the Company at any time for an equal number of shares of Common Stock. The Company's Common Stock is listed on the New York Stock Exchange, whereas the Class B Stock is not so listed.

Subject to the prior payment, or declaration and setting apart for payment, of dividends on any 4% Cumulative Preferred Stock hereafter issued and to any preferred dividends to which Class A Preferred Stock hereafter issued may be entitled, the holders of the Common Stock and of the Class B Stock are entitled to receive (equally per share) such dividends as the Board of Directors may from time to time lawfully declare.

The Certificate of Incorporation of the Company provides that, if any of its 4% Cumulative Preferred Stock is issued and outstanding, there shall be certain limitations upon the amount of dividends (other than stock dividends) which may be paid on any class of stock junior to such 4% Cumulative Preferred Stock (which would include both the Common Stock and the Class B Stock).

The holders of Common Stock and of Class B Stock, voting together as a single class (except on such matters as to which they each may be required by law to vote separately as a class), possess the full and exclusive voting power for the election of directors and for all other purposes, except to the extent that Class A Preferred Stock hereafter issued may be granted voting rights, and subject to any rights of 4% Cumulative Preferred Stock hereafter issued to vote as to certain matters as described in the Company's Certificate of Incorporation. Each share of Common Stock and each share of Class B Stock is entitled to one vote. The shares of Common Stock and the shares of Class B Stock do not have cumulative voting rights.

In the event that the Company is liquidated, dissolved or wound up, the holders of Common Stock and of Class B Stock are entitled to receive all assets available for distribution to shareholders, after there shall have been paid or set apart for the holders of any 4% Cumulative Preferred Stock and the holders of any Class A Preferred Stock the full preferential amounts to which they are entitled.

The holders of Common Stock and the holders of Class B Stock have no pre-emptive rights. All such stock issued under the Plan will, when paid for in cash, be fully paid and non-assessable. Shares of Class B Stock, to the extent that they are pledged to secure loans by the Company, are considered not to be fully paid and to be assessable, but only to the extent of the amounts owed on the promissory notes secured thereby.

The Board of Directors is vested with broad authority with respect to the Company's Class A Preferred Stock to establish and designate series, fix the number to be included in each series and to determine the relative rights, preferences and limitations of each series, including but not limited to the dividend rates and voting rights of such shares, and whether such shares will be convertible, which stock if issued will be preferred over the Common Stock and the Class B Stock as to dividends and/or amounts payable on liquidation.

Under the Plan, the Company may also issue a specified number of units which shall be convertible into shares of the Company's Common Stock. Such stock right unit shall be the Company's commitment to issue indicated shares of the Company's Common Stock to employees upon satisfaction of certain conditions to maturity. Once matured, each stock right unit possesses rights identical to other Common Shares.

Any amendments to or changes in the description of stock reported on documents filed by the Company pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934 made subsequent to the date hereof are incorporated herein by reference.

Item 5.    Interests of Named Experts and Counsel

Robert B. Stiles, Senior Vice President and General Counsel of the Company, One Bausch & Lomb Place, Rochester, New York, has passed upon the legality under the law of New York, the state in which the Company is incorporated, of the Common Stock and the Class B Stock of the Company being offered hereby. Mr. Stiles directly owns 5,913 shares of Common Stock and indirectly owns 30 shares of Common Stock in the names of his daughters. Mr. Stiles is the beneficial owner of options to purchase 104,195 shares of Class B Stock granted under the Company's 1990 Stock Incentive Plan, only 56,528 of which are currently exercisable. Mr. Stiles also holds 26,931 shares of Class B stock (which includes fully vested Restricted Stock) and 8,130 shares of Restricted Stock subject to vesting requirements. Pursuant to the Company's 401(k) Account Plan, Mr. Stiles is the beneficial owner of 2,196 shares of Common Stock.

The financial statements of Bausch & Lomb Incorporated and its consolidated subsidiaries incorporated in this Registration Statement by reference to the Company's Annual Report on Form 10-K for the year ended December 30, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLC, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Item 6.    Indemnification of Directors and Officers

The New York Business Corporation Law ("BCL") provides that directors and officers of a New York corporation may be indemnified under certain circumstances against judgements, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred by them in disposing of actions to which they are a party or are threatened to be made a party by reason of acting as directors or officers if such persons acted in good faith in a manner which they reasonably believed to be in the best interests of the corporation, and, in the case of criminal proceedings, had no reasonable cause to believe that their conduct was unlawful. The By-laws of the Company provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter. The Company's restated certificate of incorporation, as amended, eliminates the potential personal monetary liability of the Company's directors to the Company or its shareholders for breaches of their duties as directors except as otherwise required under the BCL.

The Company has purchased insurance under a policy that insures both the Company and its officers and directors against exposure and liability normally insured against under such policies, including exposure on the indemnities described above. The BCL expressly permits New York corporations to purchase such insurance.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

See Exhibit Index.

Item 9.    Undertakings.

(a) The undersigned registrant hereby undertakes:

 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum range may be reflected in the form of prospectus filed with the Commissioner pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Rochester, and the State of New York, on this 20th day of December, 2001.

BAUSCH & LOMB INCORPORATED

By:     /s/ Ronald L. Zarrella

            Ronald L. Zarrella
            Chairman of the Board and
            Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Principal Executive Officer
Date: December 20, 2001	By: /s/ Ronald L Zarrella
Ronald L. Zarrella Chairman of the Board and Chief Executive Officer

Chief Financial Officer
Date: December 20, 2001	By: /s/ Stephen C. McCluski
Stephen C. McCluski Senior Vice President - Finance

Corporate Controller
Date: December 20, 2001	By: /s/ Jurij Z. Kushner
Jurij Z. Kushner Vice President and Controller

Directors
Franklin E. Agnew
Domenico DeSole
Jonathan S. Linen
Ruth R. McCullin
John R. Purcell
Linda Johnson Rice
William M. Waltrip
Kenneth L. Wolfe

By: /s/ Robert B. Stiles	Date: December 20, 2001
Robert B. Stiles Attorney-in-Fact

By: /s/ Ronald L. Zarrella	Date: December 20, 2001
Ronald L. Zarrella

EXHIBIT INDEX

S-K ITEM 601 NO.	DOCUMENT
(4)-a

Certificate of Incorporation of Bausch & Lomb Incorporated (filed as Exhibit (3)-a to the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1985, file No. 1-4105, and incorporated herein by reference.)

(4)-b

Certificate of Amendment of Bausch & Lomb Incorporated (filed as Exhibit (3)-b to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1988, file No. 1-4105, and incorporated herein by reference.)

(4)-c

Certificate of Amendment of Bausch & Lomb Incorporated (filed as Exhibit (3)-c to the Company's Annual Report on Form 10-K for the fiscal year ended December 26, 1992, file No. 1-4105, and incorporated herein by reference.)

(5)	Opinion of Robert B. Stiles, Esq., Senior Vice President and General Counsel of the Company (Filed herewith).
(23)-a	Consent of Robert B. Stiles, Esq., Senior Vice President and General Counsel of the Company (included as part of Exhibit 5).
(23)-b	Consent of PricewaterhouseCoopers LLP (Filed herewith).
(24)	Powers of Attorney (Filed herewith).